Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of WesBanco, Inc. of our reports dated March 13, 2019, with respect to the consolidated financial statements of Old Line Bancshares, Inc. and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, which reports are included in the Company’s December 31, 2018 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

August 23, 2019